EXHIBIT 23.1

                        Independent Auditors' Consent

The Board of Directors and Stockholders
of Access Pharmaceuticals, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-42052, 33-32137 and 33-
22750 on Form S-3 and in Registration Statement Nos.
33-10626 and 33-41134 on Form S-8 of Access
Pharmaceuticals, Inc. (formerly Chemex
Pharmaceuticals, Inc.) of our report dated March 24, 1998, relating to the consolidated balance sheets of Access
Pharmaceuticals, Inc. and subsidiary as of December
31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Access Pharmaceuticals, Inc.

Our report dated March 24, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/  KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP


Dallas, Texas
March 24, 1998